Exhibit 2.9

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
GATEHOUSE MEDIA, INC.,	)	Case No. 13-12503 (MFW)
a Delaware Corporation, et al.[1]	)
	)	(Joint Administered)
Debtors.	)
)

FINDINGS OF FACT AND CONCLUSIONS OF LAW AND

ORDER APPROVING DEBTORS’ DISCLOSURE STATEMENT FOR,

AND CONFIRMING, DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN

GateHouse Media, Inc. and certain of its affiliates, as debtors and debtors in possession in the above-captioned cases (the “Debtors”), having:

a.	distributed on or about September 20, 2013 (i) the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 14] (as modified, amended or supplemented from time to time, the “Plan”),[2] (ii) the Disclosure Statement for the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 15] (the “Disclosure Statement”), and (iii) ballots for voting on the

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: GateHouse Media, Inc. (7635), Copley Ohio Newspapers, Inc. (4372), ENHE Acquisition, LLC (1504), Enterprise NewsMedia Holding, LLC (8259), Enterprise NewsMedia, LLC (4672), Enterprise Publishing Company, LLC (4666), GateHouse Media Arkansas Holdings, Inc. (7662), GateHouse Media California Holdings, Inc. (7639), GateHouse Media Colorado Holdings, Inc. (0190), GateHouse Media Connecticut Holdings, Inc. (1954), GateHouse Media Corning Holdings, Inc. (5234), GateHouse Media Delaware Holdings, Inc. (1987), GateHouse Media Directories Holdings, Inc. (4513), GateHouse Media Florida Holdings, Inc. (6448), GateHouse Media Freeport Holdings, Inc. (1508), GateHouse Media Holdco, Inc. (8902), GateHouse Media Illinois Holdings II, Inc. (5361), GateHouse Media Illinois Holdings, Inc. (7640), GateHouse Media Intermediate Holdco, Inc. (9759), GateHouse Media Iowa Holdings, Inc. (7643), GateHouse Media Kansas Holdings II, Inc. (7914), GateHouse Media Kansas Holdings, Inc. (7644), GateHouse Media Lansing Printing, Inc. (2242), GateHouse Media Louisiana Holdings, Inc. (9708), GateHouse Media Management Services, Inc. (7665), GateHouse Media Massachusetts I, Inc. (1503), GateHouse Media Massachusetts II, Inc. (0859), GateHouse Media Michigan Holdings II, Inc. (7963), GateHouse Media Michigan Holdings, Inc. (7646), GateHouse Media Minnesota Holdings, Inc. (7648), GateHouse Media Missouri Holdings II, Inc. (8013), GateHouse Media Missouri Holdings, Inc. (7649), GateHouse Media Nebraska Holdings II, Inc. (8054), GateHouse Media Nebraska Holdings, Inc. (4763), GateHouse Media Nevada Holdings, Inc. (4978), GateHouse Media New York Holdings, Inc. (7660), GateHouse Media North Dakota Holdings, Inc. (1506), GateHouse Media Ohio Holdings, Inc. (5464), GateHouse Media Oklahoma Holdings, Inc. (6313), GateHouse Media Operating, Inc. (7636), GateHouse Media Pennsylvania Holdings, Inc. (7661), GateHouse Media Suburban Newspapers, Inc. (5577), GateHouse Media Tennessee Holdings, Inc. (6415), GateHouse Media Ventures, Inc. (7638), George W. Prescott Publishing Company, LLC (4668), Liberty SMC, L.L.C. (6016), Low Realty, LLC (4679), LRT Four Hundred, LLC (4676), Mineral Daily News Tribune, Inc. (3343), News Leader, Inc. (4473), SureWest Directories (7472), Terry Newspapers, Inc. (1037), and The Peoria Journal Star, Inc. (9820). The address of the Debtors’ corporate headquarters is 350 WillowBrook Office Park, Fairport, NY 14450.
[2]	Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Plan.

Plan, to holders of Secured Debt Claims in Class 4, the only class entitled to vote on the Plan, in accordance with the terms of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules;

b.	commenced, on September 27, 2013 (the “Petition Date”), the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

c.	filed, on the Petition Date, the Plan and Disclosure Statement;

d.	filed, on October 25, 2013, the Plan Supplement for the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 104] (as modified, amended or supplemented from time to time, the “Plan Supplement”), which is included in the definition of Plan;

e.	filed, on the Petition Date, the Affidavit of Service of Solicitation Materials and Declaration of Stephenie Kjontvedt on Behalf of Epiq Bankruptcy Solutions, LLC Regarding the Voting and Tabulation of Ballots Cast With Respect to the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 16], which was subsequently amended on November 1, 2013 [Docket No. 119] (the “Voting Report”), which details the results of the Plan voting process;

f.	filed, on the Petition Date, the Debtors’ Motion for Entry of an Order (A) Scheduling a Combined Hearing on Adequacy of Disclosure Statement and Confirmation of Plan, (B) Establishing Procedures for Objecting to Disclosure Statement and Plan, (C) Approving Form and Manner of Notice of Combined Hearing, and (D) Directing that a Meeting of Creditors Need Not Be Convened [Docket No. 13] (the “Scheduling Motion”);

g.	filed, on October 2, 2013, the Summary of Plan and Notice of (I) Commencement of Chapter 11 Cases and (II) Combined Hearing to Approve Adequacy of Disclosure Statement and Confirmation of Plan of Reorganization, which contained notice of the commencement of the Chapter 11 Cases, the date and time set for the hearing to consider approval of the Disclosure Statement and Confirmation of the Plan (the “Confirmation Hearing”), and the deadline for filing objections to the Plan and the Disclosure Statement [Docket No. 49] (the “Confirmation Hearing Notice”);

h.	filed, on October 3, 2013, the Affidavit of Service of Kerry O’Neil [Docket No. 58], and, on October 9, 2013, the Supplemental Affidavit of Service of Pete Caris [Docket No. 67], evidencing service of the Confirmation Hearing Notice (the “Confirmation Hearing Notice Affidavits”);

i.	published, on October 2, 2013, the Confirmation Hearing Notice in the New York Times (National Edition), consistent with the order granting the Scheduling Motion [Docket No. 39] (the “Scheduling Order”), as evidenced by the Affidavit of Publication Re: Notice of Commencement of Prepackaged Bankruptcy Cases and Combined Hearing on Adequacy of Disclosure Statement and Confirmation of Joint Prepackaged Chapter 11 Plan [Docket No. 66] (together with the Confirmation Hearing Notice Affidavits, the “Affidavits”);

j.	filed, on October 25, 2013, certain amendments to the Plan [Docket No. 106] (the “Plan Modifications”), which expressly amend the Plan and are included in the definition of Plan;

k.	filed, on November 4, 2013, the Debtors’ Memorandum of Law in Support of (I) Approval of Disclosure Statement and (II) Confirmation of Joint Prepackaged Chapter 11 Plan [Docket No. 122] (the “Confirmation Brief”);

l.	filed, on November 4, 2013, the Declaration of Michael E. Reed in Support of Confirmation of Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 123] (the “Reed Declaration”) and the Declaration of David R. Hilty in Support of Confirmation of Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 124] (the “Hilty Declaration” and with the Reed Declaration, the “Confirmation Declarations”); and

m.	filed, on November 5, 2013, amendments to the Plan Supplement, which included amendments to the DJ Contribution Agreement, New Debt Facility Documents, and New Media Warrant Agreement, which are Exhibits B, D, and F to the Plan Supplement, respectively [Docket No. 131].

The Court having:

a.	entered, on September 30, 2013, the Scheduling Order;

b.	set November 6, 2013 at 1:00 p.m. (prevailing Eastern Time), as the date and time for the Confirmation Hearing, pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128 and 1129 of the Bankruptcy Code, as set forth in the Scheduling Order;

c.	reviewed the Plan, the Disclosure Statement, the Confirmation Brief, the Voting Report, the Confirmation Hearing Notice, the Affidavits, the Confirmation Declarations, the form of ballot and all filed pleadings, exhibits, statements and comments regarding approval of the Disclosure Statement and Confirmation, including all objections, statements and reservations of rights, if any;

d.	held the Confirmation Hearing on November 6, 2013;

e.	heard statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation;

f.	considered all oral representations, testimony, documents, filings and other evidence regarding approval of the Disclosure Statement and Confirmation; and

g.	taken judicial notice of all pleadings and other documents filed, all orders entered, and all evidence and arguments presented in the Chapter 11 Cases.

NOW, THEREFORE, it appearing to the Court that notice of the Confirmation Hearing and the opportunity for any party in interest to object to approval of the Disclosure

Statement and Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of approval of the Disclosure Statement and Confirmation and other evidence presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court makes and issues the following findings of fact and conclusions of law, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED AND FOUND THAT:

A. The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

I.	The Chapter 11 Cases

Jurisdiction, Venue and Core Proceeding

B. The Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. The Court has exclusive jurisdiction to determine whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. Venue is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409. Approval of the Disclosure Statement, including associated solicitation procedures, and Confirmation of the Plan are core proceedings within the meaning of 28 U.S.C. § 157(b)(2).

Eligibility for Relief

C. The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

Commencement and Joint Administration of the Chapter 11 Cases

D. On the Petition Date, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code. In accordance with the Order Directing Joint Administration of Related Chapter 11 Cases [Docket No. 30], the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Cases. No statutory committee of unsecured creditors or equity security holders has been appointed pursuant to section 1102 of the Bankruptcy Code in the Chapter 11 Cases.

Judicial Notice

E. The Court takes judicial notice of (and deems admitted into evidence for Confirmation) the docket of the Chapter 11 Cases maintained by the clerk of the Court or its duly appointed agent, including all pleadings and other documents on file, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases. All unresolved objections, statements, informal objections, and reservations of rights, if any, related to the Plan, the Disclosure Statement, or Confirmation are hereby overruled on the merits.

II.	Solicitation and Confirmation Process

Notice

F. As evidenced by the Affidavits, due, adequate, and sufficient notice of the Disclosure Statement, the Plan, and the Confirmation Hearing, together with the deadline for objecting to the Disclosure Statement and the Plan, has been provided to: (a) the Office of the United States Trustee for the District of Delaware; (b) counsel to the Credit Agreement Administrative Agent; (c) counsel to the Plan Sponsor; (d) all other creditors; (e) all record holders of GateHouse Interests; (f) the Internal Revenue Service; (g) the Securities and Exchange Commission; (h) the United States Attorney’s Office for the District of Delaware; (i) the United States Department of Justice; (j) the Environmental Protection Agency; and (k) any party that has requested notice pursuant to Bankruptcy Rule 2002 (the parties identified in clauses (a) through (k) collectively, the “Core Notice Parties”). Also, the Confirmation Hearing Notice was published in the New York Times (National Edition) in compliance with the Scheduling Order and Bankruptcy Rule 2002(l). Additionally, due, adequate, and sufficient notice of the deadline for voting to accept or reject the Plan was provided to holders of claims in the Voting Class (as defined herein), pursuant to the Disclosure Statement and the ballots distributed therewith. Such notice was adequate and sufficient pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002(b) and 3020 and other applicable law and rules, and no other or further notice is or shall be required.

Disclosure Statement

G. The Disclosure Statement contains “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein. The filing of the Disclosure Statement with the clerk of the Court satisfied Bankruptcy Rule 3016(b).

Ballots

H. Class 4, comprised of Secured Debt Claims, was the only Class of Claims or Interests entitled under the Plan to vote to accept or reject the Plan (the “Voting Class”).

I. The ballots the Debtors used to solicit votes to accept or reject the Plan from holders in the Voting Class, in the form annexed to the Scheduling Motion, adequately addressed the particular needs of the Chapter 11 Cases and were appropriate for holders in the Voting Class to vote to accept or reject the Plan.

Solicitation

J. As described in the Voting Report, the solicitation of votes on the Plan complied with the solicitation procedures set forth in the Scheduling Motion (the “Solicitation Procedures”), was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and any other applicable rules, laws and regulations.

K. As described in the Voting Report and the Affidavits, as applicable, prior to the Petition Date, the Plan, the Disclosure Statement and a ballot (collectively, the “Solicitation Materials”), and, following the Petition Date, the Confirmation Hearing Notice were transmitted and served in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules, the Scheduling Order and any applicable non-bankruptcy law. Transmission and service of the Solicitation Materials and the Confirmation Hearing Notice were timely, adequate and sufficient. No further notice is required.

L. As set forth in the Voting Report, the Solicitation Materials were distributed to holders in the Voting Class that held a Claim as of the close of business prevailing Eastern Time on September 19, 2013 (the date specified in such documents for the purpose of the solicitation) (the “Record Date”). The establishment and notice of the Record Date were reasonable and sufficient.

M. The period during which the Debtors solicited acceptances or rejections to the Plan was a reasonable and sufficient period of time for holders in the Voting Class to make an informed decision to accept or reject the Plan.

N. Under section 1126(f) of the Bankruptcy Code, the Debtors were not required to solicit votes from the holders of Claims and Interests in the Unimpaired Classes (defined below), each of which is conclusively presumed to have accepted the Plan. Also, the Debtors were not required to solicit votes from the holders of Interests in Class 6A (GateHouse Interests) and Claims in Class 7 (Section 510(b) Claims), which were deemed to reject the Plan.

Good Faith Solicitation—Section 1125(e)

O. The Debtors, the Special Committee, the Plan Sponsor, the Credit Agreement Administrative Agent, the lender(s), agent(s) and arranger(s) under the New Financing Documents (as defined herein) (the “New Financing Lenders”) and the Participating Lenders under the Restructuring Support Agreement and any and all affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals of each of the foregoing, as applicable, have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to support of the Plan, including the execution, delivery and performance of the Restructuring Support

Agreement, the execution, delivery, and performance of the New Financing Documents, if any, and the offer, issuance, sale or purchase of securities offered or sold under the Plan, including New Media Stock and New Media Warrants, and solicitation of acceptances of the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

Voting

P. As evidenced by the Voting Report, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Scheduling Order, the Disclosure Statement and any applicable non bankruptcy law, rule, or regulation.

Plan Supplement and Plan Modifications

Q. The Plan Supplement and Plan Modifications comply with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents is good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Rules, and no other or further notice is required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan (including Section 10.1 of the Plan), the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement before the Effective Date; provided, however, that any such alteration, amendment, update, or modification that materially and adversely affects the New Financing Lenders, in their capacity as such, shall be subject to the approval of the New Financing Lenders, not to be unreasonably withheld (except that notwithstanding the foregoing any alterations, amendments, updates, or modifications to the New Financing Documents instead shall be governed by the terms of the New Financing Documents). The Core Notice Parties and holders of Claims and Interests were provided due, adequate, and sufficient notice of the Plan Supplement and Plan Modifications.

III.	Confirmation Requirements

Burden of Proof—Confirmation of the Plan

R. The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation.

Compliance with Bankruptcy Code Requirements—Section 1129(a)(1)

S. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code. In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

Proper Classification—Sections 1122 and 1123

T. The Plan satisfies the requirements of sections 1122(a) and 1123(a)(1) of the Bankruptcy Code. Article III of the Plan provides for the separate classification of Claims and Interests into eight Classes. Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests. The classifications reflect no improper purpose and do not unfairly discriminate between, or among, holders of Claims or Interests. Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

Specified Unimpaired Classes—Section 1123(a)(2)

U. The Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code. Article III of the Plan specifies that Claims and Interests, as applicable, in the following Classes (the “Unimpaired Classes”) are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code:

Class	Designation
Class 1	Secured Tax Claims
Class 2	Other Secured Claims
Class 3	Other Priority Claims
Class 5	General Unsecured Claims
Class 6B	Intercompany Interests

V. Additionally, Article II of the Plan specifies that Allowed Administrative Claims, Professional Claims, and Priority Tax Claims will be paid in full in accordance with the terms of the Plan, although these Claims are not classified under the Plan.

Specified Treatment of Impaired Classes—Section 1123(a)(3)

W. The Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code. Article III of the Plan specifies that Claims and Interests, as applicable, in the following Classes (the “Impaired Classes”) are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, and describes the treatment of such Classes:

Class	Designation
Class 4	Secured Debt Claims
Class 6A	GateHouse Interests
Class 7	Section 510(b) Claims

No Discrimination—Section 1123(a)(4)

X. The Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code. The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.

Adequate Means for Plan Implementation—Section 1123(a)(5)

Y. The Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code. The provisions in Article IV and elsewhere in the Plan, and in the exhibits, attachments and supplements to the Plan and the Disclosure Statement, provide, in detail, adequate and proper means for the Plan’s implementation, including, but not limited to: (a) purchase of the Cash-Out Claims by the Plan Sponsor (or its designees) pursuant to section 3.2(d)(3)(B) of the Plan and related documentation, including the Investment Commitment Letter; (b) issuance of the equity interests in Reorganized GateHouse to New Media; (c) issuance of New Media Stock to holders of New Media Elected Claims and Plan Sponsor (or its designees) in exchange for Cash-Out Claims and the DJ Contribution; (d) entry, if applicable, into a New Debt Facility of funded debt of up to $150 million and the pro rata distribution of the New Debt Facility Net Proceeds to the holders of New Media Stock; (e) entry, if applicable, into additional undrawn commitments of up to $15 million for working capital and other purposes (such unfunded commitments, the “New Undrawn Commitments”) (provided that, for the avoidance of doubt, the proceeds of the New Undrawn Commitments shall not constitute New Debt Facility Net Proceeds); (f) issuance of the New Media Warrants to holders of GateHouse Interests; (g) cancellation of the Secured Debt Claims and GateHouse Interests; (h) the occurrence of the DJ Contribution; (i) potentially, one or more of (1) the merger of New Media and Reorganized GateHouse, and (2) the conversion of certain Reorganized Debtors from corporations to limited liability companies; (j) authorizing the Debtors and/or the Reorganized Debtors to take all actions necessary to effectuate the Plan, including all of the foregoing actions, and the payment of fees, costs and expenses relating thereto; (k) authorizing the adoption and filing of New Media’s and the Reorganized Debtors’ amended certificates of incorporation, bylaws and similar governing documents, pursuant to Article 4.12 of the Plan; (l) the settlement of Claims and Interests; (m) the vesting of Estate assets in the Reorganized Debtors; (n) the cancellation of certain existing agreements, instruments, and Certificates; (o) the preservation and vesting of certain Causes of Action in the Reorganized Debtors; and (p) the appointment of the directors and officers of New Media and the Reorganized Debtors (such transactions, together with all other transactions authorized or contemplated by the Plan, the “Implementing Transactions”). For the avoidance of doubt, nothing in the Plan Documents (as defined herein) shall require entry into the New Debt Facility and/or New Undrawn Commitments, and such entry shall not be a condition precedent to the Effective Date.

Voting Power of Equity Securities—Section 1123(a)(6)

Z. The Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code. It prohibits the issuance of non-voting Equity Securities as required by such section. The New Media Charter, included in the Plan Supplement, contains this prohibition, as will all of the Reorganized Debtors’ certificates of incorporation, bylaws and similar governing documents, pursuant to Article 4.12 of the Plan.

Directors and Officers—Section 1123(a)(7)

AA. The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. Section 4.15 of the Plan contains provisions regarding the manner of selection of the Reorganized Debtors’ directors and officers that are consistent with the interests of all holders of Claims and Interests and public policy.

Impairment / Unimpairment of Classes—Section 1123(b)(1)

BB. The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Article III of the Plan impairs or leaves unimpaired each Class of Claims and Interests.

Assumption and Rejection—Section 1123(b)(2)

CC. The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code. Article V of the Plan provides for the treatment of the Debtors’ Executory Contracts and Unexpired Leases except where an Executory Contract or Unexpired Lease has previously been assumed, assumed and assigned, or rejected under section 365 of the Bankruptcy Code during the Chapter 11 Cases pursuant to a Final Order or is the subject of a pending motion or order that is not a Final Order for the assumption, assumption and assignment or rejection thereof.

Settlement, Releases, Exculpation, Injunction and Preservation of Claims and Causes of Action—Section 1123(b)(3)

DD. The Plan is consistent with section 1123(b)(3) of the Bankruptcy Code. In accordance with Bankruptcy Rule 9019, and in consideration of the distributions and other benefits provided under the Plan, except as stated otherwise in the Plan, the provisions of the Plan constitute a good-faith compromise and settlement of all Claims against and Interests in the Debtors. The compromise and settlement of such Claims and Interests embodied in the Plan and unimpairment of the Unimpaired Classes identified in the Plan are in the best interests of the Debtors, the Estates, and all holders of Claims and Interests, and are fair, equitable, and reasonable.

EE. Section 8.2 of the Plan describes certain releases granted by the Debtors (the “Debtor Releases”) and Section 8.3 of the Plan describes certain releases granted by certain third parties (the “Third-Party Releases” and together, the “Releases”). The Releases are an integral element of the Plan and were specifically negotiated by the parties to the Restructuring Support Agreement to be included in the Plan. The Debtors have satisfied the business judgment standard with respect to the propriety of the Debtor Releases. The Third Party Releases are supported (x) by payment in full, in the case of holders of Claims in the Unimpaired Classes and (y) by affirmative consent, in the case of holders of Secured Debt Claims which unanimously voted to accept the Plan. The Confirmation Hearing Notice sent to holders of Claims and Interests and published in the New York Times (National Edition) and the ballots sent to all holders of Class 4 Claims (Secured Debt Claims) entitled to vote on the Plan unambiguously stated that the Plan contains the Releases. The Court finds that the Releases are: (A) in exchange for the good and valuable consideration provided by the Released Parties, as well as the Reorganized Debtors and the Estates; (B) a good-faith settlement and compromise of the Claims released by the Plan; (C) in the best interests of the Debtors and all holders of Claims and Interests; (D) fair, equitable, and reasonable; (E) given, and made, after due notice and opportunity for hearing; and (F) a bar to any of the Debtors asserting any Claim or Cause of Action released by Section 8.2 of the Plan, and any Entity granting a release under Section 8.3 of the Plan from asserting any Claim or Cause of Action released by Section 8.3 of the Plan. Without limiting the foregoing, the Court finds that the Releases of Plan Sponsor are in exchange for adequate consideration, including the Plan Sponsor’s participation in the Plan, its funding of the Cash-Out Distributions pursuant to the Plan and related documentation and its good faith efforts in negotiating, documenting and implementing the Plan.

FF. The exculpation, described in Section 8.4 of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good-faith, arm’s-length negotiations with key constituents, and is limited in scope. Each Exculpated Party has participated in the Chapter 11 Cases in good faith and is appropriately released and exculpated from any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim.

GG. The injunction provision set forth in Section 8.5 of the Plan is necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Releases, the Third-Party Releases, and the Exculpation, and is narrowly tailored to achieve this purpose.

HH. Section 4.17 of the Plan appropriately provides that the Reorganized Debtors will retain, and may enforce, all rights to commence and pursue, as appropriate, any and all Causes of Action except for Causes of Action that have been expressly waived, settled, or otherwise released as provided in Section 4.17, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. The provisions regarding the preservation of Causes of Action in the Plan, including the Plan Supplement, are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

Modification of Rights of Secured Creditors—Section 1123(b)(5)

II. The full release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Section 8.8 of the Plan except (a) with respect to the Liens securing the Secured Tax Claims or Other Secured Claims (depending on the treatment of such Claims), or (b) as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan (the “Lien Release”), is necessary to implement the Plan. The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

Additional Plan Provisions—Section 1123(b)(6)

JJ. The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

Plan Proponent Compliance with the Bankruptcy Code—Section 1129(a)(2)

KK. The Debtors have complied with the applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court, and, thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code.

Plan Proposed in Good Faith—Section 1129(a)(3)

LL. The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In so determining, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, the process leading to Confirmation, including the unanimous acceptance of the Plan by the Voting Class. The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to restructure and emerge from bankruptcy with a capital and organizational structure that will allow them to conduct their businesses and satisfy their obligations with sufficient liquidity and capital resources.

Payment for Services or Costs and Expenses—Section 1129(a)(4)

MM. The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code. Pursuant to sections 4.21, 4.22, and 4.23 of the Plan, the Debtors are authorized to pay the fees and expenses of the Special Committee, the Plan Sponsor, the Credit Agreement Administrative and the Informal Committee without further Court order. Such fees and expenses are reasonable and approved in accordance with section 1129(a)(4) of the Bankruptcy Code.

Directors, Officers and Insiders—Section 1129(a)(5)

NN. The Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code. Section 4.15 of the Plan, in conjunction with the Plan Supplement, discloses the identity and affiliations of the individuals proposed to serve as the initial directors and officers of New Media and the Reorganized Debtors, and the identity and nature of any compensation for any insider who will be employed or retained by New Media and the Reorganized Debtors. The appointment of the proposed directors and officers for New Media and the Reorganized Debtors is consistent with the interests of the holders of Claims and Interests and with public policy.

No Rate Changes—Section 1129(a)(6)

OO. Section 1129(a)(6) of the Bankruptcy Code is not applicable to the Chapter 11 Cases. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission and requires no governmental regulatory approval.

Best Interest of Creditors—Section 1129(a)(7)

PP. The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis, attached to the Disclosure Statement, and the other evidence related thereto in support of the Plan that was proffered or adduced at, prior to, or in connection with the Confirmation Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that each holder of an Allowed Claim or Interest in an impaired Class that has not accepted the Plan will recover at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

Acceptance by Certain Classes—Section 1129(a)(8)

QQ. The Plan does not satisfy the requirements of section 1129(a)(8) of the Bankruptcy Code. Classes 1, 2, 3, 5 and 6B constitute Unimpaired Classes, each of which is conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code. The Voting Class has unanimously voted to accept the Plan. Holders of Interests in Class 6A (GateHouse Interests) and Claims in Class 7 (Section 510(b) Claims), however, are deemed to reject the Plan. Notwithstanding the above, the Plan is confirmable because it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Treatment of Claims Entitled to Priority Under Section 507(a) of the Bankruptcy Code—Section 1129(a)(9)

RR. The treatment of Administrative Claims, Professional Claims, and Priority Tax Claims, under Article II of the Plan, and of Other Priority Claims under Article III of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

Acceptance By At Least One Impaired Class—Section 1129(a)(10)

SS. The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Report, the Voting Class affirmatively voted to accept the Plan which includes unanimous acceptance of the Plan by non-insider (as that term is defined in section 101(31) of the Bankruptcy Code) holders in the Voting Class.

Feasibility—Section 1129(a)(11)

TT. The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. The financial projections attached to the Disclosure Statement and the other evidence supporting Confirmation of the Plan proffered or adduced by the Debtors at, prior to, or in connection with the Confirmation Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Reorganized Debtors, New Media or any successor thereto except as provided in the Plan; and (e) establish that the Reorganized Debtors and New Media will have sufficient funds available to meet their obligations under the Plan.

Payment of Fees—Section 1129(a)(12)

UU. The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Section 12.2 of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).

Continuation of Employee Benefits—Section 1129(a)(13)

VV. The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. Section 4.16 of the Plan provides that from and after the Effective Date, the payment of all retiree benefits, if any, as defined in section 1114 of the Bankruptcy Code, will continue in accordance with applicable law.

Non-Applicability of Certain Sections—Section 1129(a)(14), (15) and (16)

WW. Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to the Chapter 11 Cases.

“Cram Down” Requirements—Section 1129(b)

XX. The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. The Plan provides that holders of Interests in Class 6A (GateHouse Interests) and Claims in Class 7 (Section 510(b) Claims), if any, are deemed to have rejected the Plan. First, all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. Second, the Plan is fair and equitable with respect to Class 6A and Class 7 (in which the Debtors have not identified any Claims), the only Impaired Classes that have not accepted the Plan. There are no Classes that are junior to Class 6A or Class 7 that are receiving or retaining any property on account of their Claims or Interests, and the Plan does not discriminate unfairly with respect to Class 6A and Class 7. The Plan, thus, may be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

Only One Plan—Section 1129(c)

YY. The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan is the only chapter 11 plan filed in each of the Chapter 11 Cases.

Principal Purpose of the Plan –Section 1129(d)

ZZ. The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.

Satisfaction of Confirmation Requirements

AAA. Based on the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

Likelihood of Satisfaction of Conditions Precedent to the Effective Date

BBB. Without limiting or modifying the rights of the Plan Sponsor and Credit Agreement Administrative Agent under Section 9.2 of the Plan, each of the conditions precedent to the Effective Date, as set forth in Section 9.1 of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Section 9.2 of the Plan.

Implementation

CCC. All documents necessary to implement the Plan and all other relevant and necessary documents in respect of the Implementing Transactions, including any New Debt Facility Documents and any documents governing the New Undrawn Commitments (together the “New Financing Documents,” if any), have been negotiated in good faith and at arm’s length and shall, upon completion of documentation and execution thereof, be valid, binding, and enforceable agreements.

ORDER

IT IS ORDERED, ADJUDGED, DECREED AND DETERMINED THAT:

1. Findings of Fact and Conclusions of Law. The above referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. To the extent that any finding of fact is determined to be a conclusion of law, it is deemed so, and vice versa.

2. Approval of Disclosure Statement. The Disclosure Statement is approved.

3. Ballots. The ballots are approved.

4. Solicitation. The solicitation of votes on the Plan complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, all other provisions of the Bankruptcy Code and all other applicable rules, laws and regulations, and was appropriate and satisfactory and is approved.

5. Notice of the Confirmation Hearing. Notice of the Confirmation Hearing was appropriate and satisfactory and is approved.

6. Confirmation of the Plan. The Plan is approved in its entirety and CONFIRMED under section 1129 of the Bankruptcy Code. The terms of the Plan, including the Plan Modifications and Plan Supplement, are incorporated by reference into and are an integral part of this Confirmation Order.

7. Objections. All objections and all reservations of rights pertaining to Confirmation or approval of the Disclosure Statement that have not been withdrawn, waived, or settled are overruled on the merits.

8. Plan Modifications. The Plan Modifications comply with the requirements under the Restructuring Support Agreement and do not adversely affect the treatment of any Claim against or Interest in any of the Debtors under the Plan. After giving effect to the Plan Modifications, the Plan continues to meet the requirements of sections 1122 and 1123 of the Bankruptcy Code. The filing with the Court of the Plan, as modified by the Plan Modifications, filed on October 25, 2013, constitute due and sufficient notice thereof. Accordingly, pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, the Plan Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims be afforded an opportunity to change previously cast votes on the Plan.

9. Deemed Acceptance of the Plan as Modified. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan as modified by the Plan Modifications. No holder of a Claim shall be permitted to change its vote as a consequence of the Plan Modifications

10. Binding Effect. Upon the occurrence of the Effective Date, the terms of the Plan are immediately effective and enforceable and deemed binding on the Debtors, the Reorganized Debtors, New Media and any and all holders of Claims or Interests (regardless of whether such holders of Claims or Interests have or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

11. Vesting of Assets in the Reorganized Debtors. Except (i) as otherwise provided in the Plan, this Confirmation Order, or in any agreement, instrument, or other document incorporated in the Plan and (ii) for the Liens and security interests granted pursuant to the New Financing Documents, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired or divested by any of the Debtors under the Plan (all of which transfers are approved) will vest in each respective Reorganized Debtor, free and clear of all Liens, security interests, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan or this Confirmation Order, the Reorganized Debtors may operate their businesses and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

12. Effectiveness of All Actions. All actions authorized to be taken under the Plan are effective on, prior to or after the Effective Date, as applicable, under this Confirmation Order, without further application to, or order of the Court, or further action by the respective officers, directors, members or stockholders of the Debtors or the Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, members, or stockholders.

13. Restructuring Transactions. The Debtors or Reorganized Debtors, as applicable, are authorized to enter into and effectuate the Implementing Transactions and may take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided in the Plan and this Order. Any transfers of assets effected through the Plan are hereby approved and shall not constitute fraudulent conveyances or fraudulent transfers or otherwise be subject to avoidance. Each Debtor, as reorganized, as applicable, shall continue to exist after the Effective Date as a separate corporate entity or limited liability company as the case may be, with all the powers of a corporation or limited liability company, as the case may be, under the applicable law in the jurisdiction in which such applicable Debtor is incorporated or formed.

14. Cancellation of Notes, Instruments, Certificates, and Other Documents. On the Effective Date, except as otherwise provided in the Plan (including with respect to any contracts evidencing transactions described in Section 3.2(e)(2) of the Plan), all notes, instruments, Certificates, and other documents evidencing Claims and Interests in any of the Debtors or the Reorganized Debtors shall be canceled, deemed terminated, and the obligations thereunder discharged (and, subject to the occurrence of the Effective Date, the Credit Agreement Administrative Agent authorizes the filing of UCC-3 termination statements); provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, (i) any such notes, instruments, Certificates and other documents shall continue in effect solely for purposes of (a) allowing holders to receive distributions under the Plan and (b) allowing and preserving the rights of any Distribution Agent to make distributions on account of Claims and Interests as provided in Article VI of the Plan, and (ii) the Credit Documents shall continue in effect solely for the purposes of allowing the Credit Agreement Administrative Agent to (x) receive payment of its fees and expenses as provided under the Credit Documents, (y) have the benefit of all the rights and protections for the Credit Agreement Administrative Agent under the Credit Documents, including, but not limited to, the preservation of any indemnification rights, and (z) make distributions pursuant to Section 2.13(b) of the Credit Agreement. Upon the occurrence of the Effective Date, the Reorganized Debtors shall be authorized to file UCC-3 termination statements or similar documents upon reasonable request of the agents under the New Financing Documents and subject to the terms thereof.

15. Distributions. All distributions under the Plan shall be made in accordance with the terms and conditions set forth in the Plan.

16. Exemptions from Securities Law. By reason of section 1145(a) of the Bankruptcy Code, the offering issuance, or distribution of the securities issued in connection with the Plan, including New Media Stock and New Media Warrants, shall be exempt from the provisions of section 5 of the Securities Act of 1933, as amended, and any federal, state, or local law requiring registration for the offer, issuance, or distribution of a security.

17. Preservation of Causes of Action. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date. The Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. For the avoidance of doubt, the Debtors’ failure to list any Causes of Action in the Disclosure Statement, the Plan, the Plan Supplement, or otherwise in no way limits the rights of the Reorganized Debtors as set forth above.

18. Release of Liens. Except as otherwise provided in the Plan, this Confirmation Order, the New Financing Documents, or in any contract, instrument, release or other agreement, or document created under or in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns; provided that any agreements, contracts or related instruments and documents executed and delivered by any of the Reorganized Debtors in connection with the New Debt Facility or New Undrawn Commitments shall be subject to the terms and conditions of the New Financing Documents, and any Liens and security interests to be granted in accordance with the New Financing Documents shall be subject only to such mortgages, deeds of trust, Liens, pledges, or other security interests as may be expressly permitted under the New Financing Documents.

19. Entry into the New Financing Documents. The terms of the New Financing Documents and all transactions contemplated thereby, including, without limitation, any supplemental or additional syndication of the New Debt Facility or New Undrawn Commitments, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, costs and expenses (including professional fees and expenses of the New Financing Lenders) provided for therein are authorized and approved. The obligations of the applicable Reorganized Debtors under the New Financing Documents, including all related mortgages and security agreements, will, upon execution, constitute legal, valid, binding and authorized obligations of each of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms and not in contravention of any state or federal law. On the Effective Date, without any further action by the Court or the directors, officers, managers, members, or stockholders of any of the Debtors or Reorganized Debtors, each Debtor or Reorganized Debtor, as applicable, will be and is authorized to enter into, and fully perform under, the New Financing Documents to which such Reorganized Debtor is contemplated to be a party on the Effective Date.

20. As of the Effective Date, without any further action by the Court or the directors, officers, managers, members, or stockholders of any of the Reorganized Debtors, the Liens and security interests granted pursuant to the New Financing Documents will constitute legal, valid and enforceable Liens and security interests in the collateral (as defined in the New Financing Documents and any other documents to be executed and delivered pursuant thereto) and such Liens and security interests will constitute legal, valid and binding obligations of the Reorganized Debtors. The holders of Liens under the New Financing Documents are authorized to file, with the appropriate authorities, financing statements and other documents (the “Perfection Documents”) or to take possession of or control over, or to take any other action in order to evidence, validate and perfect such Liens or security interests. Subject in all cases to the terms and provisions of the New Financing Documents, the Debtors and the Reorganized Debtors (or their affiliates) are authorized to execute and deliver to the New Financing Lenders any such agreements, financing statements, instruments and other documents, or obtain all governmental approvals and consents the New Financing Lenders may reasonably request or that are required to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and this Confirmation Order, and are authorized to cooperate to make all other filings and recordings that otherwise would be reasonably necessary under applicable law to perfect and/or give notice of such Liens and security interests to third parties. Whether the Perfection Documents are filed prior to, on or after the Effective Date (i) such Perfection Documents will be valid, binding, enforceable and in full force and effect as of the Effective Date, and (ii) the Liens and security interests granted under or in connection with the New Financing Documents will become valid, binding and enforceable obligations of the Reorganized Debtors. To the extent that any holder has filed or recorded publicly any Liens and/or security interests to secure any claims, which are not preserved by virtue of the Plan or this Confirmation Order, then as soon as practicable on or after the Effective Date, such holder will take any and all steps reasonably requested by any or all of the Debtors, the Reorganized Debtors, and/or the New Financing Lenders that are necessary to cancel, extinguish or modify as applicable, such publicly-filed Liens and/or security interests.

21. In addition, on the Effective Date, without any further action by the Court or the directors, officers, managers, members, or stockholders of any of the Reorganized Debtors, each applicable Reorganized Debtor will be and is authorized to: (a) execute, deliver, file and record any other contracts, instruments, agreements, guaranties, waivers, consents, modifications, amendments or other documents executed or delivered in connection with the New Financing Documents; (b) perform all of its obligations under the New Financing Documents; and (c) take all such other actions that the New Financing Lenders may determine are necessary, appropriate or desirable (but only to the extent required under the New Financing Documents) in connection with the consummation of the transactions contemplated by the New

Financing Documents. For the avoidance of doubt, to the extent that, under applicable non-bankruptcy law, any execution, delivery and performance of New Financing Documents would otherwise require the consent or approval of the stockholders, members, managers or directors of any of the Debtors or Reorganized Debtors, this Confirmation Order constitutes such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors, members, managers, and stockholders of the appropriate Debtor or Reorganized Debtor. To the fullest extent possible under section 1123(a)(5) of the Bankruptcy Code and applicable jurisprudence in the United States Court of Appeals for the Third Circuit and this District, the execution and consummation of the transactions under the New Financing Documents are not conditioned, prohibited, or otherwise limited by any otherwise applicable non-bankruptcy law.

22. The guarantees, mortgages, pledges, Liens and other security interests granted and continued pursuant to the New Financing Documents have been and are granted in good faith, for legitimate business purposes, for reasonably equivalent value, and will be deemed not to constitute a fraudulent conveyance or fraudulent transfer, will not otherwise be subject to avoidance, or subject to recharacterization for any purpose whatsoever, and the priorities of such Liens and security interests will be as set forth in the New Financing Documents.

23. Compromise of Controversies. In consideration for the distributions and other benefits, including releases, provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests, and controversies resolved under the Plan and the entry of this Confirmation Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019.

24. Assumption or Rejection of Contracts and Leases. Pursuant to section 365 of the Bankruptcy Code and in accordance with the terms and conditions of the Plan, on the

Effective Date, each Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party (as may have been amended by the Debtors following the Petition Date) unless any such Executory Contract or Unexpired Leases (a) is listed on the Rejection Schedule, (b) has been previously assumed or rejected by Final Order or has been assumed or rejected by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a final order after the Effective Date, or (c) is the subject of a motion to assume or reject pending as of the Effective Date. Except as otherwise provided in this Confirmation Order, any and all objections or reservations of rights in connection with the assumption or rejection of an Executory Contract or Unexpired Lease under the Plan, if any, are overruled on their merits.

25. Authorization to Consummate. The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article IX of the Plan.

26. Professional Compensation. All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code. The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Court allows. From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors and Reorganized Debtors may employ and pay any professional (including attorneys, accountants, auditors, financial advisors and other professionals) in the ordinary course of business without any further notice to or action, order, or approval of the Court.

27. Release, Exculpation, Discharge and Injunction Provisions. The release, exculpation, discharge, injunction and related provisions set forth in Article VIII of the Plan are approved and authorized, and such provisions are effective and binding on all Persons and Entities to the extent provided therein.

28. Exemption from Transfer Taxes. In accordance with section 1146(a) of the Bankruptcy Code, any transfers of property under the Plan, including the grant of Liens and security interests in collateral as provided in the New Financing Documents (and the perfection of such Liens and security interests), are not subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

29. Documents, Mortgages and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan, including the transactions set forth in Sections 4.2, 4.3, 4.4, and 4.19 of the Plan, and this Confirmation Order.

30. Continued Effect of Stays and Injunction. Unless otherwise provided in the Plan or this Confirmation Order, any injunction or stay arising under or entered during the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise that is in existence on the Confirmation Date shall remain in full force and effect until the Effective Date.

31. Nonseverability of Plan Provisions Upon Confirmation. Except as set forth herein, each provision of the Plan is: (a) valid and enforceable in accordance with its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (c) nonseverable and mutually dependent.

32. Post-Confirmation Modifications. Without need for further order or authorization of the Court, the Debtors and the Reorganized Debtors, as applicable, are authorized and empowered to make any and all modifications to any and all documents that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan, subject, in the case of the New Financing Documents, to the approval of the New Financing Lenders, not to be unreasonably withheld (except that notwithstanding the foregoing any alterations, amendments, updates, or modifications to the New Financing Documents instead shall be governed by the terms of the New Financing Documents). Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors and the Reorganized Debtors expressly reserve their respective rights to revoke or withdraw, or to alter, amend, or modify materially the Plan, after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan, subject, in the case of any alteration, amendment, or modification that materially and adversely effects New Financing Lenders, in their capacity as such, to the approval of the New Financing Lenders, not to be unreasonably withheld (except that notwithstanding the foregoing any alterations, amendments, updates, or modifications to the New Financing Documents instead shall be governed by the terms of the New Financing Documents). Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Section 10.1 of the Plan. Any modifications to the Plan shall be subject to the Restructuring Support Agreement so long as such agreement shall remain effective.

33. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or other governmental authority with respect to the dissemination, implementation or consummation of the Plan and the Disclosure Statement, any documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

34. Notices of Confirmation and Effective Date. The Reorganized Debtors shall serve notice of entry of this Confirmation Order and the occurrence of the Effective Date, substantially in the form attached hereto as Exhibit B (the “Effective Date Notice”), in accordance with Bankruptcy Rules 2002 and 3020(c) on all holders of Claims and Interests and the Core Notice Parties; provided, however, that, for the avoidance of doubt, the Debtors are not required to serve the Effective Date Notice on Customers (as defined in the Scheduling Order). Notwithstanding the above, no notice of Confirmation or occurrence of the Effective Date or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. The above-referenced notices are adequate under the particular circumstances of the Chapter 11 Cases and no other or further notice is necessary.

35. Failure of Consummation. If the Effective Date does not occur, then: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be null and void in all respects; and (c) nothing contained in the Plan or Disclosure Statement shall (i) constitute a waiver or release of any Claims, Interests, or Causes of Action, (ii) prejudice in any manner the rights of any Debtor or any other Entity, or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

36. Termination of the Restructuring Support Agreement. On the Effective Date, the Restructuring Support Agreement will terminate in accordance with Section 3.1(b)(3) thereof.

37. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

38. Resolution of Pension Benefit Guaranty Corporation Comments. The George W. Prescott Publishing Company Pension Plan (the “Pension Plan”) and the rights of all parties relating thereto shall not be modified or affected by any provision of the Plan, and shall be continued after the Effective Date in accordance with the terms of the Pension Plan and otherwise applicable non-bankruptcy law. Notwithstanding any provision in the Plan, Disclosure Statement or the Confirmation Order, neither the Plan, the Disclosure Statement, or the Confirmation Order will (1) release, discharge or exculpate any party with respect to “controlled group liability” owed to the Pension Plan or PBGC under the ERISA, or the Internal Revenue Code or (2) release, discharge or exculpate any party for fiduciary breach related to the Pension Plan; or (3) enjoin or prevent the Pension Plan and the PBGC from collecting such liability from a liable party or any controlled group members, subject to all rights, privileges, and defenses of any such liable party or controlled group members arising from the terms of the Pension Plan and otherwise applicable non-bankruptcy law

39. Secured Debt Claims Arising Out of Swap Liability Agreements. The amount of the Allowed Secured Debt Claim held by Morgan Stanley Capital Services LLC on account of the Swap Liability Agreements (as identified in Article 3.2(d)(2)(c) of the Plan) shall be fixed in the amount of $30,459,488.00 plus interest calculated at the contract non-default rate from and including the Petition Date to but excluding the Effective Date of the Plan.

40. Resolution of Internal Revenue Service Comments. Notwithstanding any provision to the contrary in the Plan, this Confirmation Order, or any document implementing the Plan (collectively, the “Plan Documents”), nothing in the Plan Documents shall: (1) affect the ability of the Internal Revenue Service (“IRS”) to pursue any non-debtors to the extent allowed by non-bankruptcy law for any liabilities that may be related to any federal tax liabilities owed by the Debtors or the Debtors’ Estates; (2) affect the rights of the IRS to assert setoff and recoupment, which rights are expressly preserved; or (3) discharge any claim of the IRS described in Section 1141(d)(6) of the Bankruptcy Code

41. Resolution of American International Group, Inc., et al. Comments. Notwithstanding anything to the contrary in the Plan Documents, nothing in the Plan Documents shall impair or otherwise affect the legal, equitable or contractual rights, obligations and defenses of the insurance affiliates of American International Group, Inc. (collectively, “AIG”) against the debtors, arising out of or in connection with any insurance policies, related agreements, endorsements, or documents between AIG and any of the Debtors (the “AIG Insurance Agreements”). Notwithstanding the Plan Documents, the rights, obligations and defenses of the parties thereto shall be determined pursuant to the AIG Insurance Agreements under applicable non-bankruptcy law, including, without limitation, obligations to pay, provisions regarding arbitration, and all other terms, conditions, limitations and exclusions thereof.

42. Resolution of Environmental Protection Agency Comments. Nothing in the Plan or this Order discharges or releases the Debtors or any other entity from any Environmental Claims (as defined below) or impairs any ability of a Governmental Unit (as defined in the Bankruptcy Code) to pursue any Environmental Claim against any Debtor, Reorganized Debtor or non-debtor. Any Environmental Claims shall survive the Chapter 11 Cases as if the Chapter 11 Cases had not been commenced and shall be determined in the manner and by the administrative or judicial tribunals in which such Environmental Claims would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced. “Environmental Claims” means all claims or causes of action of, or liabilities to, any Governmental Unit under any United States environmental statute and the regulations promulgated pursuant thereto, and all analogous domestic state or local statutes and regulations.

43. Waiver of Stay. For good cause shown, the stay of this Confirmation Order provided by any Bankruptcy Rule is waived, and this Confirmation Order shall be effective and enforceable immediately upon its entry by the Court.

44. References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety and incorporated herein by this reference.

45. Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of this Confirmation Order for any other purpose.

46. Effect of Conflict. This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control.

47. Final Order. This Confirmation Order is a final order and the period in which an appeal and/or motion for reconsideration may be timely filed shall commence upon the entry hereof.

48. Retention of Jurisdiction. The Court may properly, and upon the Effective Date shall, to the full extent set forth in the Plan, retain jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code. Notwithstanding anything to the contrary in this

Confirmation Order or the Plan, the Bankruptcy Court’s retention of jurisdiction shall not govern the enforcement of the New Financing Documents or any Liens, security interests, rights or remedies related thereto except to the extent that the Confirmation Order has been vacated or reversed, but instead, such enforcement shall be governed as set forth in the New Financing Documents.

Dated:	November 6, 2013
Wilmington, Delaware

/s/ Mary F. Walrath
Mary F. Walrath
United States Bankruptcy Judge

EXHIBIT A

The Plan

EXHIBIT B

Proposed Effective Date Notice

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
GATEHOUSE MEDIA, INC.,	)	Case No. 13-12503 (MFW)
a Delaware Corporation, et al.[1]	)
	)	(Joint Administered)
Debtors.	)
	)	Ref. Docket No.

NOTICE OF (I) ENTRY OF ORDER APPROVING DISCLOSURE

STATEMENT FOR AND CONFIRMING DEBTORS’ JOINT PREPACKAGED

CHAPTER 11 PLAN AND (II) OCCURRENCE OF EFFECTIVE DATE

PLEASE TAKE NOTICE that on November 6, 2013, the Honorable Mary F. Walrath, United States Bankruptcy Judge for the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered the Order Approving the Debtors’ Disclosure Statement For, and Confirming, the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No.     ] (the “Confirmation Order”) approving the Disclosure Statement2 [Docket No.     ] and confirming the Plan of the above-captioned debtors in possession (the “Debtors”).

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: GateHouse Media, Inc. (7635), Copley Ohio Newspapers, Inc. (4372), ENHE Acquisition, LLC (1504), Enterprise NewsMedia Holding, LLC (8259), Enterprise NewsMedia, LLC (4672), Enterprise Publishing Company, LLC (4666), GateHouse Media Arkansas Holdings, Inc. (7662), GateHouse Media California Holdings, Inc. (7639), GateHouse Media Colorado Holdings, Inc. (0190), GateHouse Media Connecticut Holdings, Inc. (1954), GateHouse Media Corning Holdings, Inc. (5234), GateHouse Media Delaware Holdings, Inc. (1987), GateHouse Media Directories Holdings, Inc. (4513), GateHouse Media Florida Holdings, Inc. (6448), GateHouse Media Freeport Holdings, Inc. (1508), GateHouse Media Holdco, Inc. (8902), GateHouse Media Illinois Holdings II, Inc. (5361), GateHouse Media Illinois Holdings, Inc. (7640), GateHouse Media Intermediate Holdco, Inc. (9759), GateHouse Media Iowa Holdings, Inc. (7643), GateHouse Media Kansas Holdings II, Inc. (7914), GateHouse Media Kansas Holdings, Inc. (7644), GateHouse Media Lansing Printing, Inc. (2242), GateHouse Media Louisiana Holdings, Inc. (9708), GateHouse Media Management Services, Inc. (7665), GateHouse Media Massachusetts I, Inc. (1503), GateHouse Media Massachusetts II, Inc. (0859), GateHouse Media Michigan Holdings II, Inc. (7963), GateHouse Media Michigan Holdings, Inc. (7646), GateHouse Media Minnesota Holdings, Inc. (7648), GateHouse Media Missouri Holdings II, Inc. (8013), GateHouse Media Missouri Holdings, Inc. (7649), GateHouse Media Nebraska Holdings II, Inc. (8054), GateHouse Media Nebraska Holdings, Inc. (4763), GateHouse Media Nevada Holdings, Inc. (4978), GateHouse Media New York Holdings, Inc. (7660), GateHouse Media North Dakota Holdings, Inc. (1506), GateHouse Media Ohio Holdings, Inc. (5464), GateHouse Media Oklahoma Holdings, Inc. (6313), GateHouse Media Operating, Inc. (7636), GateHouse Media Pennsylvania Holdings, Inc. (7661), GateHouse Media Suburban Newspapers, Inc. (5577), GateHouse Media Tennessee Holdings, Inc. (6415), GateHouse Media Ventures, Inc. (7638), George W. Prescott Publishing Company, LLC (4668), Liberty SMC, L.L.C. (6016), Low Realty, LLC (4679), LRT Four Hundred, LLC (4676), Mineral Daily News Tribune, Inc. (3343), News Leader, Inc. (4473), SureWest Directories (7472), Terry Newspapers, Inc. (1037), and The Peoria Journal Star, Inc. (9820). The address of the Debtors’ corporate headquarters is 350 WillowBrook Office Park, Fairport, NY 14450.
[2]	Unless otherwise defined in this notice, capitalized terms used herein shall have the meanings ascribed to them in the [ ] [Docket No. ] (as modified, and including all supplements, the “Plan”)

PLEASE TAKE FURTHER NOTICE that the Confirmation Order and the Plan are available for inspection. If you would like to obtain a copy of the Confirmation Order or the Plan, you may contact Epiq Bankruptcy Solutions, LLC (“Epiq”), the notice, claims, and solicitations agent retained by the Debtors in these Chapter 11 Cases, by: (a) calling Epiq at (646) 282-2500; (b) visiting the Debtors’ restructuring website at: www.epiq11.com/GHM; or (c) writing to GateHouse Media, Inc. Ballot Processing Center, c/o Epiq Bankruptcy Solutions, LLC, FDR Station, P.O. Box 5071, New York, New York 10150-5071. You may also obtain copies of any pleadings filed in these Chapter 11 Cases for a fee via PACER at: www.deb.uscourts.gov.

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on November [    ], 2013.

PLEASE TAKE FURTHER NOTICE that the Bankruptcy Court has approved certain discharge, release, exculpation, injunction and related provisions in Article VIII of the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on the Debtors, the Reorganized Debtors, New Media, and any holder of a Claim or an Interest and such holder’s respective successors and assigns, whether or not the Claim or the Interest of such holder is Impaired under the Plan, and whether or not such holder or Entity voted to accept the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contain other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order in their entirety.

Dated:	November [ ], 2013	YOUNG CONAWAY STARGATT & TAYLOR, LLP
Wilmington, Delaware

Pauline K. Morgan (No. 3650)
Joel A. Waite (No. 2925)
Patrick A. Jackson (No. 4976)
Ryan M. Bartley (No. 49850
Rodney Square
1000 North King Street
Wilmington, Delaware 19801
Telephone: (302) 571-6600
Facsimile: (302) 571-1253

Counsel for the Reorganized Debtors